                                                                    Exhibit 23.3
                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Lahaina Acquisitions, Inc. on Form S-8 of our reports on the financial statements of Accent Mortgage Services, Inc. as of and for the period ended June 30, 1999 dated September 9, 1999 except for Note 12 which is as of September 21, 1999, and as of and for the two years ended December 31, 1998 dated September 9, 1999 except for Note 13 which is as of September 21, 1999, appearing in the Current Report on Form 8-K/A of Lahaina Acquisitions, Inc. dated August 23, 1999, filed with the Commission on October 21, 1999.


/s/ Holland Shipes Vann, P.C.
-----------------------------
Holland Shipes Vann, P.C.
Atlanta, Georgia
November 2, 1999